UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 7, 2007

ZILA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5227 North 7th Street, Phoenix, Arizona 85014-2800
(Address of Principal Executive Offices)
(602) 266-6700
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-99.1

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 7, 2007, Lawrence A. Gyenes accepted an offer letter, dated March 6, 2007 (the “Offer Letter”) from Zila, Inc. (“Zila”) to become Zila’s Chief Financial Officer, starting on or about March 12, 2007.
     Mr. Gyenes, 56, has played a significant role in creating and realizing value in both public and private companies, including pharmaceuticals, consumer products and technology-based businesses. Mr. Gyenes possesses over twenty years’ experience in the healthcare and pharmaceutical industries where he held the chief financial officer or top financial positions at G.D. Searle & Co., Reliant Pharmaceuticals, Inc. and, more recently, at Savient Pharmaceuticals, Inc. He also served as chief financial officer for Helene Curtis, Inc., the consumer products company, and CompuServe, Inc., the on-line services pioneer. Mr. Gyenes was also an independent advisor to DuPont Pharmaceuticals, leading to its sale to Bristol-Myers Squibb. Most recently, he served as an advisor to several private pharmaceutical companies and healthcare fund managers.
     The material features of Mr. Gyenes’ compensation package, as set forth in the Offer Letter, are as follows:
•	Mr. Gyenes will receive a base salary of $300,000 per year.

•	Provided that Mr. Gyenes is employed by Zila on the date that is 60 days after the date on which he began his employment with Zila, Mr. Gyenes is entitled to a one-time $25,000 cash bonus, which bonus is to be repaid in full in the event Mr. Gyenes voluntarily terminates his employment with Zila within six months of the date on which he began such employment.

•	Mr. Gyenes is eligible to participate in Zila’s incentive bonus plans, which currently provide for an annual performance bonus of up to 50% of his then-current base salary.

•	Mr. Gyenes will receive the following equity-based compensation under Zila’s 1997 Stock Option Award Plan, as amended and restated from time, or such other successor plan as then in effect: (i) options to purchase 200,000 shares of Zila’s common stock, which options vest in three equal installments on the first, second, and third anniversaries of the date on which Mr. Gyenes begins employment with Zila, (ii) additional stock option grants based on individual performance or as commensurate with grants to other executive management members, and (iii) a grant of 50,000 shares of restricted stock, the restrictions on which shall be removed in equal amounts on the first, second, and third anniversaries of the date on which Mr. Gyenes begins employment with Zila.

•	Mr. Gyenes is entitled to receive the following relocation benefits: (i) reasonable out-of-pocket expenses for trips by Mr. Gyenes and/or Mr. Gyenes’ fiancée from New Jersey to Arizona to transition living arrangements not to exceed $10,000, (ii) actual costs for professional transportation of belongings from New Jersey to Arizona, (iii) reasonable out-of-pocket expenses relating to transportation for Mr. Gyenes and his fiancée from New Jersey to Arizona, (iv) temporary housing in Phoenix for up to six months at a maximum of $3,000 per month, and (v) realtor and other closing fees relating to the sale of Mr. Gyenes’ home in New Jersey and the purchase of a home in Arizona not to exceed $50,000. These relocation benefits must be repaid on a sliding scale by Mr. Gyenes if he voluntarily terminates his employment with Zila prior to 24 months following the date on which he started his employment with Zila.

•	Mr. Gyenes is also entitled to an auto allowance, insurance, and other benefits consistent with his position as a member of Zila’s executive management.
     Provided that Mr. Gyenes provides Zila with a written release of liability, Mr. Gyenes is also entitled to severance payments if his employment is terminated because of a change of control or without cause, as those terms are defined in the Offer Letter. If Mr. Gyenes is terminated following a change of control, he will be entitled to 18 months of salary and an amount equal to the maximum cash bonus to which Mr. Gyenes would have been entitled in the 18 months following his termination. If Mr. Gyenes is terminated without cause, he is entitled to 18 months salary. In either case, all options held by Mr. Gyenes will immediately vest and all restrictions on any restricted stock held by Mr. Gyenes will lift upon his termination. Mr. Gyenes’ rights to these severance payments will immediately cease if he breaches any contractual obligations he owes to Zila or if he breaches standard non-competition and non-solicitation obligations.
     The Offer Letter is effective for three years and renews automatically for one year terms at the end of the initial three year term unless Zila provides written notice 120 days prior to any such anniversary of its intent to not extend the Offer Letter.
     Copies of the Offer Letter and the press release announcing Mr. Gyenes’ appointment are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated March 6, 2007 and accepted March 7, 2007, by and between Zila, Inc. and Lawrence A. Gyenes

99.1	Press release, dated March 132, 2007, entitled “Zila, Inc. Names Lawrence A. Gyenes Chief Financial Officer”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2007
ZILA, INC.

/s/ Gary V. Klinefelter

	By:	Gary V. Klinefelter
Vice President, General Counsel and Secretary